As filed with the Securities and Exchange Commission on September 26, 2025

Registration No. 333-290411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	2086	35-2177773
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

(800) 997-3337

(Address and telephone number of principal executive offices and principal place of business)

Cyril A. Wallace, Jr.

Chief Executive Officer

501 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

(800) 997-3337

(Name, address and telephone number of agent for service)

With copy to:

Steven M. Skolnick

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

Subject to completion, dated September 26, 2025

PRELIMINARY PROSPECTUS

5,000,000 Shares of Common Stock

This prospectus covers the resale by the selling shareholders of Reed’s, Inc. (“Reed’s,” “we,” “us” or the “Company”) identified in the “Selling Shareholders” section of this prospectus of up to an aggregate of 5,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus.

The selling shareholders or their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in the shares of common stock described this prospectus may offer and sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling shareholder may sell its shares of common stock in the section titled “Plan of Distribution” appearing elsewhere in this prospectus. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is quoted on OTC Markets OTCQX Best Market under the symbol “REED.” The last reported sale price of our common stock on September 17, 2025 was $0.97 per share.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves risks. See the section titled “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2025

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INFORMATION CONTAINED IN THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

Unless the context otherwise requires, “Reed’s,” “Company,” “we,” “us” and “our” refer to Reed’s, Inc., and “selling shareholders” and “selling shareholder” refer to one or more selling shareholders identified in the “Selling Shareholders” section of this prospectus and their respective permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in any of the securities. References to “securities” include any security that we or the selling shareholders might offer under this prospectus or any prospectus supplement.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act, as amended (the “Securities Act”) for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

In addition, we maintain a website at the following address: www.reedsinc.com. The information on our website is not incorporated by reference in this prospectus. We also make available on or through our website certain reports and amendments to those reports that we file with or furnish to the SEC in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”). These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. In addition, we routinely post on the “Investors” page of our website news releases, announcements and other statements about our business and results of operations, some of which may contain information that may be deemed material to investors. Therefore, we encourage investors to monitor the “Investors” page of our website and review the information we post on that page.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, as filed with the SEC on May 14, 2025 and August 13, 2025, respectively; and

●	our Current Reports on Form 8-K dated January 31, 2025 (as filed February 6, 2025), March 17, 2025 (as filed March 21, 2025), April 14, 2025 (as filed April 17, 2025), June 4, 2025 (as filed June 4, 2025), July 1, 2025 (as filed on July 8, 2025), September 8, 2025 (as filed September 12, 2025), September 10, 2025 (as filed September 16, 2025) September 25, 2025 (as filed September 25, 2025), and September 26, 2025 (as filed September 26, 2025).

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at www.reedsinc.com and the URL where incorporated reports and other reports may be accessed is http://reedsinc.com/investors/sec-filings/.

Investor Relations at Reed’s Inc.

501 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

ir@reedsinc.com

(800) 997-3337 Ext. 2

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus or any supplement to this prospectus. You should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following risk factors:

●	Our ability to absorb, mitigate or pass on cost increases to our bottlers/distributors and/or customers;
●	The impact of rising costs, interest rates, tariffs, and inflation on the discretionary income of our consumers, particularly the rising cost of energy;
●	Uncertainties associated with an economic slowdown or recession that could negatively impact the financial condition of our customers and could result in a reduced demand for our products;
●	The impact of the military conflict in Ukraine and the Middle East, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions;

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●	The impact of logistical issues and delays;
●	Our ability to effectively manage our inventories and/or our accounts receivables;
●	Our ability to continue to generate sufficient cash flows to support our expansion plans and general operating activities;
●	Our ability to raise additional capital to fund our operations;
●	Changes in demand that are weather, or season related and/or for other reasons, including changes in product category and/or package consumption and changes in cost and availability of certain key ingredients including aluminum cans, as well as disruptions to the supply chain, as a result of climate change and poor or extreme weather conditions;
●	The impact on our business of competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace as a result of actions by competitors;
●	Our ability to implement and/or maintain price increases, including through reductions in promotional allowances;
●	The effectiveness of sales and/or marketing efforts by us and/or by distributors of our products, most of whom distribute products that may be regarded as competitive with our products;
●	The costs and/or effectiveness, now or in the future, of our advertising, marketing and promotional strategies;
●	The failure of our co-packers to manufacture our products on a timely basis or at all;
●	Our ability to make suitable arrangements and/or procure sufficient capacity for the co-packing of any of our products, the timely replacement of discontinued co-packing arrangements and/or limitations on co-packing availability;
●	Volatility of stock prices which may restrict stock sales, stock purchases or other opportunities as well as negatively impact the motivation of equity award grantees;
●	Any disruption in and/or lack of effectiveness of our information technology systems, including a breach of cyber security, which disrupts our business or negatively impacts customer relationships, as well as cybersecurity incidents involving data shared with third parties;
●	Our ability to expand our operations into new markets;
●	The imposition of additional regulation imposing excise taxes and/or sales taxes on sweetened beverages or alcoholic beverages; and
●	Recruitment and retention of qualified senior management, other key employees and our employee base in general.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” appearing elsewhere in this prospectus relating to factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements contained in this prospectus or in any document or report incorporated by this prospectus are made as of the date of this prospectus or such documents or reports, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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RISK FACTORS

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and as may be described in our future filings with the SEC, which are incorporated by reference in this prospectus. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. You should also carefully consider the other information included or incorporated by reference in this prospectus. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

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THE COMPANY

Overview

Reed’s, Inc., a Delaware corporation (“Reed’s”, the “Company,” “we,” or “us” throughout this report) owns a leading portfolio of handcrafted, natural beverages that is sold in over 32,000 outlets nationwide.

These outlets include the natural and specialty food channel, grocery stores, mass merchants, drug stores, convenience stores, club stores, liquor stores, and on-premises locations including bars and restaurants. Reed’s two core brands are Reed’s, which includes Reed’s Craft Ginger Beer, Reed’s Real Ginger Ale, Reed’s Classic Mules, and Reed’s Hard Ginger Ale, and Virgil’s Handcrafted sodas. Reed’s Craft Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices, honey and pineapple flavors, and fruit juices. Reed’s uses this same handcrafted approach in its Reed’s Real Ginger Ale and Virgil’s line of great tasting, bold flavored craft sodas, including its award-winning Virgil’s Root Beer.

Reed’s is the first ginger beer in the US; Virgil’s is an independent natural full line craft soda and is a leader in the craft soda category.

Reed’s has 50 products that are sold throughout the United States, Canada, the United Kingdom, South Africa the Caribbean, and the European Union. It produces its products through a network of seven independent manufacturers and distribution through five independent distribution centers. In the first half of 2025, Reed’s began an expansion into new geographic markets in the Asia-Pacific region.

Our common stock has been quoted on the OTCQX “Best Market” since February 16, 2023. We are a “smaller reporting company”, meaning that the market value of our stock held by non-affiliates is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. Our common stock is currently registered under section 12(g) of the Securities Exchange Act of 1934, as amended.

Industry Overview

Reed’s offers its portfolio of natural hand-crafted beverages in the craft specialty foods industry as natural alternatives to the $45 billion mainstream carbonated soft drinks (“CSD”) market in the United States as measured by IRI Multi Outlet scan data. Reed’s products are sold across the country and internationally in the following major channels: natural food, specialty food, grocery, mass merchant, convenience, club, drug, liquor, and on-premises locations (bars and restaurants).

Carbonated Soft Drink Industry Overview

The retail CSD category grew 6% during 2024 and the ginger ale segment grew 9% and is now a $2.1 billion-dollar market. Ginger ale growth, we believe, is driven primarily by a consumer perception of ginger ale as a healthier alternative to other sodas. Our new line of ginger ales made with real ginger deliver on this perception and, as a result, we believe there is substantial growth in this segment.

Consumers are shifting consumption to better-for-you products. We believe there is significant growth potential from consumers switching away from mainstream beverages that contain artificial ingredients and preservatives towards great-tasting, natural alternatives.

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The CSD market has been impacted by the emergence of functional or “modern soda” beverages that are formulated with functional ingredients to enhance hydration and provide additional benefits such as gut health, cognitive enhancement, immune support, and energy. Brands that have emerged and are driving category growth are Olipop, Poppi, Celsius, Alani Nu, and Culture Pop. These beverages are low in sugar and calories and contain minerals, vitamins, dietary fibers or adaptogens with an assortment of flavors. The primary consumers are Gen Z and Millennials seeking healthier alternatives to traditional soda.

In May 2025, Reed’s launched a new multi-functional soda line formulated with organic ginger, complex adaptogen mushroom extracts, and prebiotic fiber. Each serving contains only 5 grams of sugar, approximately 30 to 45 calories, 500 mg of adaptogens, and 2,000 to 5,000 mg of organic ginger. The flavor profile includes Berry Bubbly, Strawberry Vanilla, Lemongrass Ginger, and Root Beer. These beverages cater to the rising demand for health-conscious, functional refreshment options and position us at the forefront of the evolving beverage market. The debut of this line occurred in the second quarter of 2025. Presently the Company has secured approximately 9,000 points of distribution.

Consumer Trends Driving Growth for Our Products

The following is a list of consumer trends that are accelerating and supporting our brands:

●	Natural: Interest in natural products is growing and approximately 59% of shoppers think it’s important for their products to be natural. Sales of natural products increased 6% in 2024 and are expected to continue in the 4-6% range for the next few years.

●	Clean Label: The demand for clean label products has been steadily growing in recent years. This trend is driven by factors such as increased consumer awareness of food ingredients, rising health concerns, and a growing preference for natural and organic products.

●	Reduced Sugar: 72% of U.S. consumers are looking to limit or avoid sugar. The global reduced-sugar food and beverage market is expected to grow at an annual rate of 9% through 2028.

●	Plant Based: 52% of U.S. consumers have made dietary changes to include more plant-based foods and beverages.

●	Ginger Based: Consumer demand for ginger-based products is growing due to increased awareness of ginger’s health benefits. The global ginger market is expected to grow at an annual rate of 9% from 2024 to 2032.

●	Premiumization: A trend towards embracing quality has accelerated with consumers splurging on premium beverages at retail, including premium mixers. The premium beverage market is expected to grow at an annual rate of 6% from 2024 to 2031. The premium cocktail mixer market is expected to grow at an annual rate of 8% from 2024 to 2033.

●	Nonalcoholic Beverages: More consumers are seeking nonalcoholic alternatives with bold and unique flavors. Nonalcoholic drink consumption is expected to increase by a third by 2026.

Our strategies will remain responsive to these macro consumer trends as we concentrate our efforts on developing the Company’s sales and marketing functions.

Our Products

We make our hand-crafted beverages with only premium, natural ingredients. Our products are free of genetically modified organisms (“GMOs”) and artificial preservatives. Over the years, Reed’s has developed several product offerings. In 2019, we streamlined our focus to our core categories of Reed’s Ginger Beverages and Virgil’s Craft Sodas. In April 2020, we launched our new line of Reed’s Real Ginger Ales, in both Full Sugar and Zero Sugar varieties, made with fresh organic ginger. In 2021, we entered the alcohol space with the launch of our RTD Classic Mule that is 7% alcohol by volume (“ABV”) with Zero Sugar and Hard Ginger Ale which is 5% ABV and Zero Sugar.

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Reed’s Craft Ginger Beer

Reed’s Craft Ginger Beer is set apart from other ginger beers by its proprietary process of pressing fresh ginger root, its exclusive use of natural ingredients, and its authentic Jamaican-inspired recipe. We do not use artificial preservatives, artificial flavors, or colors, and Reed’s Ginger Beer is certified kosher. We offer different levels of fresh ginger content, ranging from our lightest-spiced Original, to our medium-spiced Extra, and finally to our spiciest Strongest. We also offer three sweetener options: one with cane sugar, and fruit juices; one with honey and pineapple juice; and another without sugar (Zero Sugar) made from an innovative blend of natural sweeteners. In 2021, we expanded our Extra Ginger Beer portfolio into cans offerings.

As of June 30, 2025, the Reed’s Craft Ginger Beer line included five major varieties with a mix of bottles and cans:

Reed’s Original Ginger Beer – Our first to market product uses a Jamaican-inspired recipe that calls for sparkling filtered water, pressed organic ginger root, honey, pineapple juice, lemon and lime juices, raw cane sugar, and spices.

Reed’s Premium Ginger Beer – Our Original Ginger Beer sweetened with honey and pineapple juice. (No cane sugar added.)

Reed’s Extra Ginger Beer – Contains 50% more fresh ginger than Reed’s Original recipe for extra spice.

Reed’s Strongest Ginger Beer – Contains 125% more fresh ginger than Reed’s Original for the strongest spice.

Reed’s Zero Sugar Extra Ginger Beer – Launched in 2019, it uses a proprietary natural sweetening system for a zero-calorie version of our Reed’s Extra Ginger Beer.

Reed’s Real Ginger Ale

Reed’s Real Ginger Ale is unique for the category because it combines real fresh ginger with the classic, refreshing taste that consumers love. It contains nothing artificial and is non-GMO project verified. We offer two sweetener options: one with cane sugar and the other with our zero-calorie proprietary natural sweetening system.

Reed’s Real Ginger Ale –Launched in April 2020 in standard and sleek 12-ounce cans. It is the only mass market ginger ale made with organic fresh ginger.

Reed’s Zero Sugar Real Ginger Ale –Launched in April 2020 in standard and slim cans. It uses a proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink.

Reed’s Real Cranberry Ginger Ale – This seasonal product launched in the fall of 2021 and is a delicious holiday offering available September through December.

Reed’s Harvest Spiced Apple Cider – This seasonal product launched in the fall of 2022 and is a delicious holiday offering available September through December.

Reed’s Real Blackberry Ginger Ale - This seasonal product launched in the fall of 2024 and is a delicious holiday offering available September through December.

Reed’s Ready to Drink

Reed’s Zero Sugar Classic Mule – Launched in 2020 and currently sold in 14 states, Reed’s first-ever alcoholic offering is packed with REAL, fresh ginger root and made through a unique handcrafted brewing and fermentation process. It contains 7% ABV, and a light-spice flavor profile with no artificial colors, gluten, GMOs or caffeine. It is the ultimate mule, made with fresh ginger root, to be enjoyed anytime, anywhere.

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Reed’s Zero Sugar Hard Ginger Ale – Launched in late 2002, our line of light refreshing hard ginger ales are available in four flavors: Mango, Cherry Lime, Strawberry Watermelon and Pineapple Coconut. They contain 5% ABV, 100 calories and zero carbohydrates and have no added sugar, artificial colors, gluten, GMOs or caffeine. They are made with fresh ginger root, to be enjoyed anytime, anywhere.

Virgil’s Handcrafted Sodas

Virgil’s is a premium handcrafted soda that uses only natural ingredients to create bold renditions of classic flavors. We don’t use any artificial preservatives, any artificial colors, or any GMO-sourced ingredients, and our Virgil’s line is certified kosher.

The Virgil’s line includes the following products:

Handcrafted Line: Virgil’s first Handcrafted soda was launched in 1994. It began as one man’s passion to create the finest root beer ever produced and has since won numerous awards. Virgil’s difference is using natural ingredients to craft bold, classic soda flavors. Virgil’s Handcrafted line includes Root Beer, Cola, Vanilla Cream, Black Cherry, and Orange Cream.

Zero Sugar Line: Virgil’s launched a line of Zero Sugar, Zero Calorie craft sodas in 2019. Each Zero Sugar soda is sweetened with a proprietary blend of natural sweeteners with no added sugars and is certified Keto. This natural line of Zero Sugar flavors includes Root Beer, Cola, Vanilla Cream, Black Cherry, and Orange Cream.

Flying Cauldron Soda

Flying Cauldron is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs. Flying Cauldron is available in 4-packs, single 12 oz bottles, and 16 oz swing-lid bottles.

Our Primary Markets

We target a smaller segment of the estimated $45 billion mainstream carbonated and non-carbonated soft drink markets in the United States. Our brands are generally considered premium and natural, with upscale packaging. They are loosely defined as the craft specialty bottled carbonated soft drink category.

We have an experienced and geographically diverse sales force promoting our products, with senior sales representatives strategically placed in multiple regions across the country, supported by local Reed’s sales staff. Additionally, we have sales managers handling national accounts for natural, specialty, grocery, mass, club, drug, liquor, and convenience channels. Our sales managers are responsible for all activities related to the sales, distribution, and marketing of our brands to our entire retail partner and distributor network in North America. The Company not only employs an internal sales force but has partnered with independent sales brokers and outside representatives to promote our products in specific channels and key targeted accounts.

We sell to well-known popular natural food and gourmet retailers, large grocery store chains, mass merchants, club stores, convenience and drug stores, liquor stores, industrial cafeterias (corporate feeders), and to on-premises bars and restaurants nationwide and in some international markets. We also sell our products and promotional merchandise directly to consumers via the Internet through our Company web site www.drinkreeds.com, Amazon, and third party e-commerce retailers.

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Changes to the retail landscape, including increased consolidation of retail ownership, the continued growth of sales through e-commerce websites and mobile commerce applications, including through subscription services and other direct-to-consumer businesses, the integration of physical and digital operations among retailers and the current economic environment continue to increase the importance of major customers.

Some of our representative key customers include:

●	Natural stores: Whole Foods Market, Sprouts, Natural Grocers by Vitamin Cottage, Fresh Thyme, NCG, and INFRA.

●	Gourmet & specialty stores: Trader Joe’s, Erewhon, Gelson’s, Harmon’s, Bristol Farms, The Fresh Market, Woodman’s, Cost Plus World Market, and Cracker Barrel.

●	Grocery and mass chains: Kroger (and all Kroger banners), Albertson’s/Safeway, Publix, Food Lion, Stop & Shop, H.E.B., Wegmans, Walmart, Raley’s, Savemart, Ingles, Harris Teeter, Hannaford, SEG/Winn Dixie, Giant, Spartan Nash, Food Land, Lowes, Smart and Final, Winco, Bashes, Haggen, AFS, Market Basket, Meijer, Cub, and HyVee.

●	Club stores: Costco

●	Liquor stores: BevMo!, ABC, and Total Wine and More.

●	Convenience & drug stores: Duane Reed.

Our Distribution Network

Our products are brought to market through an extremely flexible and fluid hybrid distribution model, which is a mix of direct-store-delivery, customer warehouse, and distributor networks. The distribution system used depends on customer needs, product characteristics, and local trade practices.

Our product reaches the market in the following ways:

Direct to Natural & Specialty Wholesale Distributors

Our natural and specialty distributor partners operate a distribution network delivering thousands of SKUs of natural and gourmet products to thousands of small, independent, natural retail outlets around the U.S., along with national chain customers, both conventional and natural. This system of distribution allows our brands far reaching access to some of the most remote parts of North America. During the past year we have expanded and will continue to expand in this distribution network.

Direct to Store Distribution (“DSD”) Through Non-Alcoholic and Alcoholic Beverage Distributor Network

Our independent distributor partners operate DSD systems which deliver primarily beverages, foods, and snacks directly to retail stores where the products are merchandised by their route sales and field sales employees. DSD enables us to merchandise with maximum visibility and appeal. DSD is especially well-suited to products frequently restocked and responds to in-store promotion and merchandising. We are primarily focused on expanding our DSD network on a national basis.

Direct to Store Warehouse Distribution

Some of our products are delivered from our co-packers and warehouses directly to customer warehouses. Some retailers mandate we deliver directly to them, as it is more cost effective and allows them to pass savings along to their customers. Other retailers may not mandate direct delivery, but they recommend and prefer it as they have the capability to self-distribute and can realize significant savings with direct delivery.

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Wholesale Distribution

We utilize a network of five independent distribution and consolidation centers across the United States to store and distribute our products. Our Wholesale Distributor network handles the wholesale shipments of our products. These distributors have a warehouse and distribution center, and ship Reed’s and Virgil’s products directly to the retailer (or to customers who opt for drop shipping).

International Distribution

We presently export Reed’s and Virgil’s brands throughout international markets via US based exporters. International markets where our brands are present are France, UK, South Africa, Canada, Mexico, Vietnam, Australia, and portions of the Caribbean and Central America,

International sales to some areas of the world are cost prohibitive, except for some specialty sales, since our premium sodas were historically packed in glass, which drives substantial freight costs when shipping overseas. Despite these cost challenges, we believe there are good opportunities to expand internationally, and we are increasing our marketing focus on these areas by adding freight friendly packages such as aluminum cans.

We are open to exporting and co-packing internationally and expanding our brands into foreign markets and believe that our new partnership with D&D Holdings Ltd (“D&D”) will advance our ability to successfully penetrate the Asia-Pacific region. We believe this area is a natural fit for Reed’s ginger products because of the popularity and importance of ginger in international markets, where ginger is a significant part of the local diet and nutrition.

We believe the strength of our brands, innovation, and marketing, coupled with the quality of our products and flexibility of our distribution network, allows us to compete effectively.

Distribution Agreements

Our agreements with some of our distributors commit us to “termination fees” if we terminate our agreements early or without cause. These agreements provide for our distributor partners to have the right to distribute our products to a defined type of retailer within a defined geographic region. As is customary in the beverage industry, if we should terminate the agreement or not automatically renew the agreement, we would be obligated to make certain payments to our distributor partners.

Some of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are sometimes a small part of our distributors’ businesses.

We continually monitor our distribution agreements with our partners across North America to ensure that they are optimal.

Manufacturing Our Products

All of Reed’s products are produced by our co-pack partners. They brew, blend, bottle, and package our products and charge us a fee, generally by the case, for the products produced. We have relationships with one co-packer in Pennsylvania and three in California, one in Washington state, one in New York state, and one in North Carolina.

In some instances, subject to agreement, certain equipment may be purchased exclusively by us and/or jointly with our co-packers and installed at their facilities to enable them to produce certain of our products. In certain cases, such equipment remains our property and is required to be returned to us upon termination of the packing arrangements with such co-packers, unless we are reimbursed by the co-packer over a pre-determined number of cases that are produced at the facilities concerned.

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For most of our products there are limited co-packing facilities in our markets with adequate capacity and/or suitable equipment to package our products. Further, our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, including in new markets. If we materially underestimate demand for our products, and/or are unable to secure sufficient ingredients or raw materials, and/or procure adequate packing arrangements and/or obtain adequate or timely shipment of our products, we may not be able to satisfy demand on a short-term basis. We have experienced disruptions and delays in production that have impacted our operations and revenues and there can be no assurances that we will not encounter such disruptions in the future.

We continue to actively seek alternative and/or additional co-packing facilities with adequate capacity and capability for the production of our various products to minimize transportation costs and transportation-related damages as well as to mitigate the risk of a disruption.

Warehousing and Logistics are a significant portion of the Company’s operational costs. In 2019, in order to drive efficiency and reduce costs, we entered into a strategic partnership with one distribution service provider to manage all freight movement for the Company. This distribution service provider is one of the largest in North America and has expertise that will provide a competitive advantage in the movement of raw materials and finished goods. This partnership supports planning and execution of all inventory movements, assessment of storage needs and cost management.

We follow a “fill as needed” model to the best of our ability and have no significant order backlog.

New Product Development

While we have simplified our business and have streamlined a significant number of SKUs in order to further our primary objective of accelerating the growth of the Reed’s and Virgil’s core product offerings, we believe significant opportunity remains in the natural beverage space.

Healthier alternatives will be the future for carbonated soft drinks. We are in the process of formulating new products that leverage fresh organic ginger to create a portfolio of beverages targeting the “better-for-you” lifestyle category. In May 2025, we launched of our new line of multi-functional beverages. This product is formulated with organic ginger, complex adaptogen mushroom extracts, and prebiotic fiber. Each serving contains only 5 grams of sugar, approximately 30 to 45 calories, 500 mg of adaptogens, and 2,000 to 5,000 mg of organic ginger. The flavor profile includes Berry Bubbly, Strawberry Vanilla, Lemongrass Ginger, and Root Beer.

We will continue to drive product development in the natural and “better for you” beverage categories. In addition, we believe there are powerful consumer trends that will help propel the growth of our brand portfolio including the increased consumption of ginger as a recognized superfood, the growing use of ginger beer in today’s popular cocktail drinks, and consumers’ increased demand for higher quality, natural handcrafted beverages.

Reed’s has also begun to expand and broaden its product development capabilities by engaging and working with experienced beverage flavor houses and innovative ingredient research and supply companies.

We believe our new business model enhances our ability to be nimble and innovative, producing category leading new products in a short period of time.

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DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended (“Certificate”) and our amended and restated bylaws, as further amended (“Bylaws”) and to the applicable provisions of Delaware law.

We are authorized to issue 60,000,000 shares of common stock, $0.0001 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not authorized; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. With the exception of contractual preemptive right held directly by D&D Source of Life Holding, Ltd., holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of September 17, 2025, there were approximately 179 holders of record of the common stock and 53,673,722 outstanding shares of common stock. The number of holders of record does not include “street name” or beneficial holders, whose shares are held of record by banks, brokers, financial institutions and other nominees.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our Bylaws (provided, however, that no such adoption, amendment, or repeal shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that bylaw provisions adopted or amended by the board of directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders) which could delay, defer or prevent a change in control.

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We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL, as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our Certificate provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our Certificate also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our Bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers. We also have entered into indemnification agreements with our executive officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Market

Our common stock is quoted on the OTC Markets, Inc.’s OTCQX Best Market under the symbol “REED”.

Transfer Agent

The transfer agent for the Company’s common stock is Transfer Online, Inc., telephone (503) 227-2950.

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PRIVATE PLACEMENT OF COMMON STOCK

On September 15, 2025, Reed’s, issued and sold 5,000,000 shares of common stock, $0.0001 par value per share, for aggregate gross proceeds of $5,000,000. pursuant to a securities purchase agreement with six accredited investors. The purchase price per share was $1.00.

The securities purchase agreement includes standard representations, warranties, mutual indemnification provisions and covenants of the Company and investors. A customary liquidated damages provision is included to address a buy-in failure. The parties also entered into a registration rights agreement pursuant to which Reed’s agreed to file a registration statement on Form S-1, at its sole expense, to register the shares for resale within 15 days of closing. The registration rights agreement contains additional customary deadlines and mutual indemnification provisions.

SUMMARY OF THE OFFERING

Common stock offered by the selling shareholders	Up to 5,000,000 shares of our common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus.

Offering Price	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or privately negotiated prices.

Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

OTCQX Best Market symbol	REED

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are 5,000,000 shares of our common stock. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. The selling stockholders acquired their securities in the transaction described above under the heading “Description of the Private Placement.”

For purposes of this prospectus, “selling shareholders” includes the shareholders listed below and their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in the securities. To the extent required, we will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the ordinary shares registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of September 17, 2025.

The amounts listed in the third and fourth columns reflect the number of shares being offered by each selling shareholder and the number of shares remaining following the sale of such shares, respectively. The fifth column sets forth the percentage of shares of common stock beneficially owned following the sale of the offered shares. The amounts listed do not assume sales by any other selling shareholder and are subject to the maximum number of shares that may be resold under this prospectus.

All information with respect to the common stock ownership of the selling shareholders has been furnished by or on behalf of the selling shareholders. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the table below, each selling shareholder has sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by such selling shareholder. Because the selling shareholders identified in the table may sell some or all of the shares of common stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the shares of common stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of common stock that they presently own. Except as set forth below, neither the selling shareholders, nor any persons (entities or natural persons) who have control over the selling shareholders, have held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

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The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name and Address of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Owned After Offering (1)	Percentage of Common Stock to be Owned After Offering

Kwan Man Cheuk Rear Portion, 4/F, No. 215 Sai Yee Street, Mon Kok, Kowloon, Hong Kong	2,470,590	1,000,000	1,470,590	2.7%

Li Ren Unit 501, Building 27, No. 11B, Sandian West Road, Qingyunpu District, Nanchang City, Jiangxi Province, China	1,537,634	1,000,000	537,634	1.0%

Maylion Management Limited Room 1201, 12/F Jubilee Center 18 Fenwick Road, Wan Chai, China (2)	3,205,882	1,000,000	2,205,882	4.1%

Tong Zheng Room 204, Tafaxianqyue Four Seasons, Begonia Garden Nanwan Street, Longgang District, Shenzhen, Guangdong Province, China	1,790,322	500,000	1,290,322	2.4%

Wang Daming Room 808, Building A12, South District, Feinan Garden, Changqing Street, Baohe District Hefei City, Anhui Province, China	0	500,000	0	0%

Xiangshan Investment (Hong Kong) Co., Limited Unit 1021, Beverly Commercial Centre. 87-105, Chatham Road South, Tsim Sha Tsui Kowloon, Hong Kong (3)	3,205,882	1,000,000	2,205,882	4.1%

*Less than 1%.

1	“Beneficial ownership” is a term broadly defined in Rule 13d-3 under the Exchange Act and includes more than the typical form of stock ownership, that is, stock held in a person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person (entity or natural person) has or shares investment power. For purposes of this column, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days. Calculated based on 53,673,722 shares outstanding as of September 17, 2025.
2	Cheng Ching Mo is the director of Maylion Management Limited and has sole voting and dispositive power over the shares.
3	Li Baoshan is the director of Xiangshan Investment (Hong Kong) Co., Limited and has sole voting and dispositive control over the shares.

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PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements of Reed’s Inc. as of December 31, 2024 and 2023, and for the years then ended, appearing in Reed’s Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report of Weinberg & Company, P.A. pertaining to such financial statements given on the authority of such firm as experts in auditing and accounting.

MATERIAL CHANGES

There have been no material changes in the registrant’s affairs which have occurred since the end of the latest fiscal year ended December 31, 2024 for which audited financial statements were included in the latest Form 10-K and that have not been described in the Form 10-K, Form 10-Q or Form 8-K filed under the Exchange Act.

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5,000,000 Shares of Common Stock

PROSPECTUS

         , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Reed’s, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”). All amounts are estimates except the Securities and Exchange Commission registration fee.

The following expenses will be borne solely by the Registrant.

Amount to
be Paid
SEC Registration fee	$746.37
Legal fees and expenses	5,000
Accounting fees and expenses	10,000
Total	$15,746.37

Item 14. Indemnification of Directors and Officers.

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the General Corporation Law of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We currently provide liability insurance coverage for our directors and officers.

The Registrant enters into indemnification agreements with executive officers and directors, which provide that we shall, subject to certain exceptions, indemnify and pay, advance or reimburse the costs of defense of such person who is made party to a proceeding by reason of their indemnified capacities. Each indemnified party agrees to repay any payment, advance or reimbursement of expenses made by the Registrant to such person if it is determined, following the final disposition of the claim, that the person is not entitled to indemnification by the Registrant with respect to a claim for which indemnification was obtained.

II-1

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act. All of the securities described below were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

In May 2022, the Company issued $11,250 of convertible notes payable (the “Original Notes”) to entities affiliated with Whitebox. The Original Notes bear interest at 10% per annum (with 5% per annum payable in cash and 5% per annum payable in kind (“PIK”) by adding such PIK interest to the principal amount of the notes), are secured by substantially all of the Company’s assets (including all of its intellectual property) and are subject to a collateral sharing agreement with Alterna Capital (“ACS”), the Company’s existing secured lender. The Original Notes mature the earlier of September 30, 2025 or the scheduled maturity of any unsecured indebtedness incurred by the Company that is junior in right of payment to Note obligations. At each of December 31, 2024 and December 31, 2023, the principal balance of the Original Notes was $0 and $10,250, respectively.

On August 1, 2022, the Original Notes were amended to add a 10% fee (“Excess ABL Fee’) commencing with the fiscal month ending October 31, 2022 for the amount that the Company’s line of credit with ACS exceeds (i) (x) prior to November 30, 2024, $9,500 and (y) on and after November 30, 2024, $6,500, if the Company had not publicly announced or is not actively pursuing a proposed transaction as a result of which the Company reasonably believes that its Common Stock will be listed on a national securities exchange) or $9,500 otherwise, minus (ii) any amounts repaid to ACS pursuant to the Option Notes (not to exceed $500) plus (iii) the aggregate principal amount of Original Notes voluntarily converted into Conversion Consideration (as defined therein), in each case subject to the terms of the collateral sharing agreement; provided that the sum of the amounts in clauses (i), (ii) and (ii) above shall not exceed $10,500 minus any amounts repaid ACS as contemplated by the Option Notes (not to exceed $500).

The Original Notes had an amortization feature which requires the Company to make monthly payments of principal of $200 plus accrued interest, payable in cash or in shares of the Company’s common stock at the option of the Company, based on 90% of the average prices of the Company’s common stock, as defined. During 2023, Whitebox waived the requirement for the Company to pay the December 2022 to October 2023 monthly amortization payments on the Original Notes. The November 2023 amortization payment of $200 principal was paid, and the amortization payment for December 2023 to May 2024 was waived. The amortization period resumed on June 1, 2024.

At the time of issuance of the Original Notes, the Company also granted the investors an option to purchase up to an additional $12,000 aggregate principal amount of “Option Notes”. At December 31, 2023, the principal balance of the Option Notes was $4,050.

During 2022, the Company made interest payments of $1,892, including the issuance of 229,871 shares of common stock valued at $1,261.

On May 25, 2023, the Company entered into a securities purchase agreement with D&D, as the lead investor, and certain of Reed’s affiliates pursuant to which the investors agreed to purchase an aggregate of 1,566,732 shares of Reed’s common stock and warrants to purchase 313,346 shares of Common Stock. The purchase price was $2.585 per share of Common Stock with the associated warrant. The net proceeds to the Company, after deducting offering expenses, was $4,016. The warrants are exercisable for a term of three years at an exercise price of $2.50 per share. Upon conversion or early payment, holders of the Original Notes were entitled to receive an interest make-whole payment, as defined, equal to the sum of the remaining scheduled payments of interest on the Original Notes that would be due at maturity, payable, at the Company’s option, in cash or in shares of common stock.

During 2023, the Company issued 82,438 shares of the Company’s common stock valued at $273 as inducement for a waiver under the Notes.

During the first quarter of 2024, the Company received $4,097 in gross proceeds from three significant stockholders of the Company pursuant to Simple Agreements for Future Equity (“SAFE”) investments. The SAFE investments were to convert into the next equity financing of Reed’s on the same terms and conditions as investors in Reed’s next equity financing at the lesser of $1.50 per share or the per share price in the financing.

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On September 9, 2024, as part of a securities purchase agreement described below, the Company issued 2,731,205 shares of its common stock valued at $4,096 upon conversion of the SAFEs.

On September 9, 2024, the Company entered into a securities purchase agreement with various purchasers for the issuance of 4,000,000 common shares for total consideration of $6,000. The various purchasers also held the investment in the Company’s SAFEs as described above. In addition to the issuance of the 2,731,205 shares of common stock valued at $4,096 upon conversion of the SAFE described above, the Company issued an additional 1,268,795 common shares to D&D for consideration of $1,903. Subsequently, the Company issued and sold an additional 76,668 shares pursuant to this transaction for additional gross proceeds of $115.

On October 10, 2024, Whitebox sold and assigned its entire interest in the $10,250 Secured Convertible Note Payable, interest added to Original Note of $1,124 and the $6,504 Option Note Payable to D&D including accrued interest of $4,600 in the aggregate amount of $22,478.

On November 19, 2024, the Company entered into an exchange agreement with D&D wherein outstanding principal of the convertible notes amounting to $17,878 and accrued interest of $4,600 or an aggregate of $22,478 were converted into 22,478,074 shares of the Company’s common stock.

On December 30, 2024, the Company entered into a securities purchase agreement with accredited investors. The Company issued 14,705,882 shares of common stock for aggregate gross proceeds of $10 million. The price per share was $0.68.

On June 4, 2025, the Company entered into a securities purchase agreement with D&D and other accredited investors. The Company issued 3,225,807 shares of common stock for aggregate gross proceeds of approximately $3,000,000. The purchase price per share was $0.93.

On September 15, 2025, the Company entered into a securities purchase agreement with accredited investors. The Company issued 5,000,000 shares of common stock for aggregate gross proceeds of $5,000,000. The purchase price per share was $1.00.

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Item 16. Exhibits and Financial Statement Schedules.

See Exhibit Index attached hereto and incorporated herein by this reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

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(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on September 26, 2025.

REED’S, INC.

By:	/s/ Cyril A. Wallace, Jr.
Cyril A. Wallace, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

*	Chairperson of the Board of Directors	September 26, 2025
Shufen Deng

/s/ Cyril A. Wallace, Jr.	Chief Executive Officer	September 26, 2025
Cyril A. Wallace, Jr.	(Principal Executive Officer)

/s/ Douglas W. McCurdy	Chief Financial Officer	September 26, 2025
Douglas W. McCurdy	(Principal Financial and Accounting Officer)

*	Director	September 26, 2025
Sam Van

*	Director	September 26, 2025
Rudolf Bakker

*	Director	September 26, 2025
Michael Tu

*By:	/s/ Cyril A. Wallace, Jr.
Cyril A. Wallace, Jr.
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit

3(i)	Certificate of Incorporation of Reed’s, Inc., which is incorporated by reference to Exhibit 3(i) to for 10-K filed March 28, 2025.
3(ii)	Amended and Restated Bylaws of Reed’s, Inc., which is incorporated by reference to Exhibit 3(ii) to for 10-K filed March 28, 2025.
3(iii)	Amendment to Amended and Restated Bylaws of Reed’s, Inc., dated as of September 25, 2025 which is incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC September 25, 2025.
4.1	Form of Warrant issued to Raptor/ Harbor Reed’s SPV LLC on December 11, 2020 which is incorporated by reference to Exhibit 4.1 to Form 10-K filed with the SEC March 30, 2021.
4.2	Form of Warrant issued to Union Square Park Partners, LP which is incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC March 21, 2022.
4.3	Form of Warrant 2022 PIPE which is incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC March 14, 2022.
4.4	Form of Secured Convertible Promissory Note issued May 9, 2022 which is incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC May 10, 2022.
4.5	Form of Warrant issued May 25, 2023 which is incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC May 31, 2023.
4.6	Form of Option Note in favor of Wilmington Savings Fund Society, FSB dated August 1, 2024, which is incorporated by reference to Exhibit 4.1 to Form 10-Q filed with the SEC August 13, 2024.
4.7	Simple Agreement for Future Equity by and between Reed’s, Inc. and D&D Source of Life Holding Ltd. dated February 8, 2024 which is incorporated by reference to Exhibit 4.7 to Form 10-K as filed with the SEC April 1, 2024.
4.8	Simple Agreement for Future Equity by and between Reed’s, Inc. and John J. Bello dated March 7, 2024 which is incorporated by reference to Exhibit 4.8 to Form 10-K as filed with the SEC April 1, 2024.
4.9	Simple Agreement for Future Equity by and between Reed’s, Inc. and Union Square Park Partners LP dated February 8, 2024 which is incorporated by reference to Exhibit 4.9 to Form 10-K as filed with the SEC April 1, 2024.
5.1**	Opinion of Lowenstein Sandler LLP.
10.1*	Form of Reed’s, Inc. Indemnification Agreement which is incorporated by reference to Exhibit 10.1 to Form 10-K as filed with the SEC April 1, 2024.
10.2*	Reed’s, Inc. 2020 Equity Incentive Plan, as amended December 30, 2021 which is incorporated by reference to Exhibit 10.2 to Form 10-K as filed with the SEC April 1, 2024.
10.3*	Reed’s Inc. 2024 Inducement Plan which is incorporated by reference to Exhibit 10.3 to Form 10-K as filed with the SEC April 1, 2024.
10.4	Lease by and between Merritt 7 Venture LLC and Reed’s Inc. dated May 10, 2024 which is incorporated by reference to Exhibit 10.2 to Form 10-Q filed with the SEC August 13, 2024.
10.5	Form of Securities Purchase Agreement by and among Reed’s, Inc, and certain investors dated March 10, 2022 which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC March 14, 2022.
10.6	Form of Registration Rights Agreement by and among Reed’s, Inc, and certain investors dated March 10, 2022 which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC March 14, 2022.

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10.7	Registration Rights Agreement by and between Reed’s, Inc. and purchasers dated May 9, 2022 which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC May 10, 2022.
10.8	Securities Purchase Agreement dated May 25, 2023 by and between Reed’s, Inc. and D&D Source of Life Holding Ltd. and certain other investors which is incorporated by reference to Exhibit 10.1.to Form 8-K filed with the SEC May 31, 2023.
10.9	Shareholders Agreement dated May 25, 2023 by and between Reed’s, Inc. and D&D Source of Life Holding Ltd which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC May 31, 2023.
10.10	Amendment to Shareholders Agreement dated January 24, 2025 by and between Reed’s, Inc. and D&D Source of Life Holding Ltd which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC January 28, 2025.
10.11	Board Observer Agreement dated January 24, 2025 by and between Reed’s, Inc. and D&D Source of Life Holding Ltd which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC January 28, 2025.
10.12	Registration Rights Agreement dated May 25, 2023 by and between Reed’s, Inc., and D&D Source of Life Holdings Ltd and certain other investors which is incorporated by reference to Exhibit 10.3 to Form 8-K filed with the SEC May 31, 2023.
10.13	Amended Registration Rights Agreement by Reed’s, Inc. and the holders of 10% secured convertible notes dated May 30, 2023 which is incorporated by reference to Exhibit 10.4 to Form 8-K filed with the SEC May 31, 2023.
10.14	Securities Purchase Agreement dated December 30, 2024 by and between Reed’s, Inc. and certain investors which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC January 6, 2025.
10.15	Registration Rights Agreement dated December 30, 2024 by and between Reed’s, Inc. and certain investors which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC January 6, 2025.
10.16	Senior Secured Loan and Security Agreement among Reed’s, Inc., the lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent and collateral agent, dated November 14, 2024 which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC November 19, 2024.
10.17	Seventh Amendment to the 10% Secured Convertible Notes and 10% Secured Promissory Notes between Reed’s, Inc., the holders party thereto, and Wilmington Savings Fund Society, FSB, as holder representative and collateral agent, which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC November 19, 2024.
10.18	Grant of Security Interest in Copyright Rights by Reed’s, Inc. in favor of Cantor Fitzgerald Securities, as collateral agent, dated November 14, 2024 which is incorporated by reference to Exhibit 10.3 to Form 8-K filed with the SEC November 19, 2024.
10.19	Grant of Security Interest in Patent Rights by Reed’s, Inc. in favor of Cantor Fitzgerald Securities, as collateral agent, dated November 14, 2024 which is incorporated by reference to Exhibit 10.4 to Form 8-K filed with the SEC November 19, 2024.
10.20	Grant of Security Interest in Trademark Rights by Reed’s, Inc. in favor of Cantor Fitzgerald Securities, as collateral agent, dated November 14, 2024 which is incorporated by reference to Exhibit 10.5 to Form 8-K filed with the SEC November 19, 2024.
10.21	Subordination Agreement by and among Reed’s, Inc., Wilmington Savings Fund society, FSB, as holder representative and collateral agent, D&D Source of Life Holding Ltd. and Cantor Fitzgerald Securities, as administrative agent and collateral agent, dated November 14, 2024 which is incorporated by reference to Exhibit 10.6 to Form 8-K filed with the SEC November 19, 2024.
10.22	Pledge Agreement by Reed’s, Inc. in favor of Cantor Fitzgerald Securities, in its capacity as collateral agent, dated November 14, 2024 which is incorporated by reference to Exhibit 10.7 to Form 8-K filed with the SEC November 19, 2024.

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10.23	Exchange Agreement by and between Reed’s, Inc. and D&D Source of Life Holding Ltd. dated November 18, 2024, which is incorporated by reference to Exhibit 10.8 to Form 8-K filed with the SEC November 19, 2024.
10.24	Option Exercise and Sixth Amendment to the 10% Secured Convertible Notes by and between Reed’s, Inc. and each holder and Wilmington Savings Fund Society, FSB, holder representative and collateral agent dated August 1, 2024, which is incorporated by reference to Exhibit 10.1 to Form 10-Q filed with the SEC August 13, 2024.
10.25	Securities Purchase Agreement by and between Reed’s, Inc. and investors dated September 9, 2024, which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC September 13, 2024.
10.26	Registration Rights Agreement by and between Reed’s, Inc. and investors dated September 9, 2024, which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC September 13, 2024.
10.27	Limited Waiver and Deferral Agreement by and between Reed’s, Inc. and each holder and Wilmington Savings Fund Society, FSB, holder representative and collateral agent dated May 17, 2024 which is incorporated by reference to Exhibit 10.3 to Form 10-Q filed with the SEC May 20, 2024.
10.28	Amendment to Limited Waiver, Deferral, and Amendment and Restatement Agreement by and between Reed’s, Inc. and each holder and Wilmington Savings Fund Society, FSB, holder representative and collateral agent dated April 1, 2024 which is incorporated by reference to Exhibit 10.1 to Form 8-K/A filed with the SEC on April 3, 2024.
10.29	Limited Waiver, Deferral, and Amendment and Restatement Agreement by and between Reed’s, Inc. and each holder and Wilmington Savings Fund Society, FSB, holder representative and collateral agent dated February 12, 2024 which is incorporated by reference to Exhibit 10.3 to Form 8-K filed with the SEC February 13, 2024.
10.30*	Employment Agreement by and between Reed’s, Inc. and Douglas W. McCurdy dated January 31, 2025, which is incorporated by reference to Exhibit 10.4 to Form 10-K filed March 28, 2025.
10.31	Amendment to Shareholders Agreement dated January 24, 2025 by and between Reed’s, Inc. and D&D Source of Life Holding Ltd which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC January 28, 2025.
10.32	Board Observer Agreement dated January 24, 2025 by and between Reed’s, Inc. and D&D Source of Life Holding Ltd which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC January 28, 2025.
10.33*	Retirement, Transition and Separation Agreement by and between Reed’s, Inc. and Norman E. Snyder, Jr. dated April 14, 2025, which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC April 17, 2025.
10.34*	Executive Employment Agreement by and between Reed’s, Inc. and Cyril Wallace dated April 16, 2025, which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC April 17, 2025.
10.35	Form of Confidentiality and Proprietary Information Agreement, which is incorporated by reference to Exhibit 10.4 to Form 8-K filed with the SEC April 17, 2025.
10.36	Securities Purchase Agreement by and between Reed’s, Inc. and certain investors effective June 4, 2025, which is incorporated by reference to Exhibit 10.4 to Form 10-Q filed with the SEC August 13, 2025.
10.37	Registration Rights Agreement by and between Reed’s, Inc. and certain investors effective June 4, 2025, which is incorporated by reference by reference to Exhibit 10.5 to Form 10-Q filed with the SEC August 13, 2025.
10.38	Securities Purchase Agreement by and between Reed’s, Inc. and certain investors dated September 12, 2025, which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC September 16, 2025.
10.39	Registration Rights Agreement by and between Reed’s, Inc. and certain investors dated September 12, 2025, which is incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC September 16, 2025.
10.40#	Amendment No. 1 to Senior Secured Loan and Security Agreement among Reed’s, Inc., the lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent and collateral agent, dated September 26, 2025, which is incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC September 26, 2025.
21	Subsidiaries of Reed’s, Inc., incorporated by reference to Exhibit 21 to Form 10-K filed April 29, 2025.
23.1**	Consent of Weinberg & Co., PA.
23.2**	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).
24**	Power of Attorney (included on signature page).
101.INS***	Inline XBRL Instance Document.
101.SCH***	Inline XBRL Taxonomy Extension Schema Document.
101.CAL***	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF***	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB***	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE***	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104***	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107**	Filing fee table.

* Management contracts and compensatory plans or arrangements required to be filed as exhibits pursuant to Item 15(a)(3) of this report.

** Previously filed.

*** Filed herewith.

# Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

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